CORPORATE PRESENTATION OCTOBER 2018 Filed Pursuant to Rule 433 Registration Statement No. 333 - 226774 Issuer Free Writing Prospectus dated September 28, 2018 Relating to Preliminary Prospectus dated September 25, 2018

Safe Harbor

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements concerning Eton Pharmaceuticals, Inc. ("Eton", the "Company," "we," "us," and "our"). The words "believe," "may," "will," "potentially," "estimate," "continue," "anticipate," "intend," "could," "would," "project," "plan," "expect" and similar expressions that convey uncertainty of future events or outcomes are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the following:

- our future financial and operating results;
- our intentions, expectations and beliefs regarding anticipated growth, market penetration and trends in our business;
- the timing and success of our plan of commercialization;
- our ability to successfully develop and clinically test our product candidates; and
- our ability to file for FDA approval of our product candidates through the 505(b)(2) regulatory pathway.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in "Risk Factors" section of the Registration Statement on Form S-1 filed Eton with the Securities and Exchange Commission on September 25, 2018. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this document may not occur and actual results could differ materially and adversely from those anticipated or implied in our forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances described in the forward-looking statements will be achieved or occur.

This document contains only basic information concerning Eton. Because it is a summary it does not contain all of the information you should consider before investing.

Eton has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Eton has filed with the SEC for more complete information about Eton and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Eton, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling National Securities Corporation toll-free at 1-800-832-6084.

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3 Focused on acquiring, developing, and commercializing innovative drug products • Building a diversified portfolio of low - risk, high - value 505(b)(2) products • Current portfolio contains eight product candidates with addressable market of > $4.4 Bn • Two products filed with the FDA and expected to launch in 2019 • Five additional products expected to be filed within 24 months • Experienced management with track record of value creation through internal product development and M&A • Expect to reach profitability in 2019 after product launches Company Overview

4 Management 100+ business development transactions completed by management* 100% of management and board plan to buy stock in the IPO * Full management and board bios available on page 23

5 505(b)(2) Pathway FDA’s abbreviated system for products containing molecules that have been proven to be safe and effective ● Takes significantly less time, clinical requirement, and expense than the typical pathway Something of a hybrid between an New Chemical Entity and a generic ● Typically utilized for products being developed for a new strength, indication, or dosage form ● Can also be used to legitimize current DESI products

505(b)(2) Examples



Low-risk, low-cost, high-value 505(b)(2) drugs in the US market

Product Name	Company	Molecule	Clinical Requirement	Development Cost ($ Mil)	Peak Annual Sales ($ Mil)
Vasostrict Injection	Endo	Vasopressin	None	< $5	$386
Bloxiverz Injection	Avadel	Neostigmine	None	< $5	$150
Akovaz Injection	Avadel	Ephedrine	None	< $5	$81
Provayblue Injection	Luitpold	Methylene Blue	6 patient Ph. III	< $10	$66
Vazculep Injection	Avadel	Phenylephrine	None	< $5	$40
Epaned Oral Solution	Silvergate	Enalapril	Bioequivalence Study	< $5	$31

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Note: All sales data from IQVIA except actual reported sales for Bloxiverz, Vazculep, and Akovaz. Development costs are management estimates based on details of FDA review packages.

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7 Regulatory Capabilities • In - house team handles FDA meetings, management of clinical programs, and NDA filings • Meets with the FDA prior to initiating development activities to understand regulatory pathway before committing capital • Products typically require a small phase III trial, a bioequivalence trial, or literature - based filings • Team has filed 505(b)(2) New Drug Applications (NDAs) and Abbreviated New Drug Applications (ANDAs) Eton’s team has filed 80+ product applications with the FDA

8 Product Opportunities Eton Targets Low Development Costs • Typical total investment of $2 - 5 million per product $10 - 75 Million High - Margin Revenue Opportunities • Larger product opportunities tend to attract more competition and are less abundant Short Time to Market • ~36 months for new internal development projects; ~18 months for in - licensed/acquired products. Barriers to Competition • Eton intends to seek out products with patents, FDA - granted exclusivity, exclusive API supply, complicated manufacturing, or unique distribution channels Liquid Products • Injectables, oral liquids, and ophthalmics, which we can develop in our internal lab Proven safety, efficacy, and commercial demand • Products that are currently compounded, used off - label, or where significant literature exists

9 ~100 • Opportunities reviewed ~25 • Proceeded to negotiations & advanced due diligence 9 • Agreed to terms and held Pre - IND meeting with FDA 5 • Successful FDA meeting, executed agreement & added product to pipeline Eton Business Development Activity Since Inception (June 2017) Value - creating business development is central to Eton’s growth ● Proprietary deal flow – not auctions ● Eton offers more than capital – a true partner, providing development and regulatory expertise ● Success - based milestone payments reduce financial risk ● Large deal flow allows us to be selective and still execute a large number of transactions Business Development

10 Project Life Cycle Conserve capital by meeting with FDA before development activities

11 Eton’s Constantly Evolving Portfolio

12 Eton’s Products Products where Eton is converting the market from a DESI or grandfathered product to a FDA - approved product Products approved pre - 1962 were not required to prove efficacy FDA has allowed these DESI or “grandfathered” products to remain on the market until another company receives formal approval Eton Products: DS - 100, DS - 200, DS - 300 DESI Conversion Products Products where Eton develops improved versions of existing FDA - approved drugs Eton’s innovative products provide better safety, efficacy, or lower costs to patients Preservative - free versions of products (EM - 100) Tablet to liquid conversions (ET - 103, ET - 101, ET - 102) Synthetic version of high - priced products (CT - 100) Innovative Formula Products

Pipeline



Our diversified portfolio of product opportunities

Product Type	Product	Dosage Form	Clinical Requirement	Estimated Filing Year	Reference Product Sales*
Innovative Formula Products	**EM-100**	**Ophthalmic**	**Bioequivalence Study**	**Filed**	**$55 Million +**
	ET-103	**Oral Liquid**	**Bioequivalence Study**	**2019**	**$2.6 Billion +**
	CT-100	Injectable	Phase III Clinical Study	TBD	$1 Billion +
DESI Conversion Products	**DS-300**	**Injectable**	**Literature**	**Filed (FTD)**	~$40 Million**
	DS-200	Injectable	Literature	2019 (FTD)	
	DS-100	Injectable	Literature/Small Ph III	2019	
Early-Stage Products	**ET-101**	**Oral Liquid**	**Bioequivalence Study**	**2020**	**$250 Million +**
	ET-102	**Oral Liquid**	**Bioequivalence Study**	**2020**	**$75 Million +**

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*Based on IQVIA data or company reported sales.
**Approximates the combined sales of the three DESI products currently in the market.
FTD = Fast Track Designation granted by FDA
Bolded products were added to portfolio after Series A financing in June 2017

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14 ET - 103 (Levothyroxine Oral Solution) • Innovative liquid formulation of levothyroxine • With annual sales of $2.6 billion and 5.7 billion pills, Levothyroxine is one of the most prescribed medications in the United States • Liquid formulation will provide significant benefit to pediatric and geriatric patients that have trouble swallowing, or who need more flexible dosing • Eton plans to run a bioequivalence study in Q4 2018 and file product with FDA in 2019 • Product patent application expected to be filed in Q4 2018 • Upon approval, Eton will implement a targeted endocrinology sales force to market the product and drive adoption Reference Product: Synthroid® Active Ingredient: Levothyroxine Distribution Channel: Prescription (Rx) Indication: Hypothyroidism Levothyroxine Oral Solid Market*: $2.6 Billion + Synthroid Sales*: $1.1 Billion + *As reported by IQVIA

15 EM - 100 (Ketotifen Ophthalmic Solution) • Unique preservative - free formula of ketotifen ophthalmic solution • Currently approved preservative (multi - dose) product is widely used under the Zaditor, Alaway, and private - label brand names • EM - 100 would be the first preservative - free ophthalmic product indicated for allergic conjunctivitis • Product has been filed with the FDA and is expected to be approved in 2019 • Eton will sell direct or partner with a ophthalmic company with an existing presence in the OTC channel Reference Product: Zaditor® Active Ingredient: Ketotifen Distribution Channel: Over - the - counter (OTC) Indication: Allergic Conjunctivitis Allergic Conjunctivitis Market*: $600 Million + Ketotifen Ophthalmic OTC Sales**: $55 million + *As reported by IQVIA **As reported by IRI

16 CT - 100 (Corticotropin) • Proprietary and patent - pending formulation of synthetic Corticotropin injection to compete with H.P. Acthar Gel® • H.P Acthar Gel® is an off - patent $1.1 billion+ product that has no generic or generic - like competition. • FDA has requested Eton run a Phase III clinical study to confirm efficacy within a selected indication • Eton is in the process of working with leading clinical trial experts to assess the cost and timeline of a study based on FDA’s feedback • Eton is exploring partnership opportunities to reduce the required financial contribution to the clinical trial Reference Product: H.P Acthar Gel® Active Ingredient: Corticotropin Distribution Channel: Prescription (Rx) Indications: Infantile Spasms, Multiple Sclerosis, Rheumatic Disorders, Collagen Disease, Dermatologic Diseases, Allergic States, Ophthalmic Diseases, Respiratory Diseases, Edematous State WAC Price Per Vial: $38,000 2017 Sales*: $1.2 Billion *As reported by Mallinckrodt

17 DESI Conversion Products • Three injectable product candidates where Eton is seeking formal FDA approval to replace DESI products • US market is currently reliant on DESI or grandfathered products with inconsistent supply • FDA guidance generally calls for DESI products to leave the market within one year of approved product launch • FDA has granted Fast Track Designation to two Eton products, highlighting the important unmet needs Eton is addressing • Products are well - known molecules that will require only minimal promotional activities for successful launch Product Dosage Form Filing Year DS - 300 Injectable Filed DS - 200 Injectable 2019 DS - 100 Injectable 2019

18 Product Pipeline

19 Offering Details

20 Transformation Since Series A Since closing our Series A financing in June 2017, we have seen transformational change in our pipeline ● Added 5 new late - stage assets to portfolio. 2 of which have already been filed with FDA ● Drastically accelerated Eton’s path to profitability and increased company’s peak sales potential ● Completed successful Phase III trial for EM - 100 ● Advanced development of existing pipeline candidates ● Held 11 Pre - IND meeting with the FDA, derisking the clinical pathway of development projects ● Assembled experienced management team with over 100 years of combined pharmaceutical industry experience ● Developed attractive deal flow for future business development opportunities under consideration

21 Use of Proceeds • Opportunistic business development • Commercial infrastructure for product launches • Continued product development activities • NDA application fees • Buildout of FDA - compliant R&D laboratory

22 Offering Details We expect the net proceeds of the offering , plus our current cash on hand, to take us to profitability Proposed Offering With Over - allotment Option Proposed Price per Share $6.00 $6.00 Shares Offered 3.0 million 3.45 million Net Proceeds $15.5 million $17.9 million Shares Outstanding Post - Offering 16.3 million 16.8 million Implied Market Cap Post - Offering (at $6 per share) $98 million $101 million *Cash on hand of $8.9 million as of June 30, 2018

23 Focused on acquiring, developing, and commercializing innovative drug products • Building a diversified portfolio of low - risk, high - value 505(b)(2) products • Current portfolio contains eight product candidates with addressable market of > $4.4 Bn • Two products filed with the FDA and expected to launch in 2019 • Five additional products expected to be filed within 24 months • Experienced management with track record of value creation through internal product development and M&A • Expect to reach profitability in 2019 after product launches Summary

24 Appendix

25 Sean Brynjelsen Chief Executive Officer & Director Management Team ● EVP of Business Development at Sagent Pharmaceuticals ● SVP of Global Business Development at Akorn, Inc ● Management and drug development roles at Baxter and Hospira ● MBA from University of Notre Dame; MS Chemistry from University of Illinois PREVIOUS EXPERIENCE

26 Management Team PREVIOUS EXPERIENCE Wilson Troutman - Chief Financial Officer • CFO of Omeda Communications; Corporate Controller & Treasurer at Akorn, Inc • MBA from University of Chicago; BS in Commerce from University of Illinois - Urbana Bharathi Devarakonda - SVP of Regulatory Affairs & Product Development • Various management roles in product development & regulatory affairs at Hospira, Morton Grove Pharmaceuticals, and Akorn, Inc • Ph.D & MS in Pharmaceutics Scott Grossenbach - VP of Sales • Various sales, commercial, and supply chain roles at Akorn, Inc and SubTerra • MBA from University of Michigan; BS Engineering from Michigan Technological University David Krempa, CFA – Executive Director, Business Development • Business Development roles at Sagent Pharmaceuticals and Akorn, Inc; Equity Analyst at Morningstar. • BS Finance from DePaul University

27 Mark Baum ● Founder and current CEO of Imprimis Pharmaceuticals ● Current Board member of Imprimis Pharmaceuticals Dr. Norbert Riedel Chairman ● Current CEO of Aptinyx ● Previously CEO of Naurex (Acquired by Allergan for $560 million) ● Previously Corporate Vice President and Chief Science & Innovation Officer, Baxter International Board of Directors Sean Brynjelsen ● CEO of Eton Pharmaceuticals ● Previously EVP of Business Development at Sagent Pharmaceuticals ● Previously SVP of Global Business Development at Akorn Inc

28 Board of Directors Charles Casamento ● Current Executive Director and Principal of The Sage Group, a healthcare advisory group ● Previously CEO of Questcor, which acquired H.P Acthar® Gel ● Previously CEO of Osteologix Paul Maier ● Chairman of Eton Audit Committee ● Previously CFO of Ligand Pharmaceuticals ● Previously CFO of Sequenom continued